Exhibit 4.2

Execution

THIRD SUPPLEMENTAL INDENTURE dated as of May 15, 2018, among GlaxoSmithKline Capital Inc., a corporation organized under the laws of the State of Delaware (the “Company”), GlaxoSmithKline plc, a public limited company incorporated under the laws of England and Wales, as guarantor (the “Guarantor”), and Deutsche Bank Trust Company Americas, a New York banking corporation duly organized and existing under the laws of New York (the “Trustee”) (as successor to Law Debenture Trust Company of New York, (the “Former Trustee”) which was a successor to Citibank, N.A. (the “Original Trustee” )).

RECITALS

WHEREAS, the Company, the Guarantor and the Original Trustee entered into an indenture, dated as of April 6, 2004, as amended and supplemented by a first supplemental indenture, dated as of March 18, 2013, as further amended and supplemented by a second supplemental indenture dated as of March 21, 2014, relating to the issuance from time to time by the Company of its Securities (the “Base Indenture”);

WHEREAS, the Company, the Original Trustee and the Former Trustee entered into an Instrument of Resignation, Appointment and Acceptance, dated as of December 27, 2007, whereby the Original Trustee resigned as trustee, and the Former Trustee was appointed, and accepted its appointment, as trustee under the Base Indenture;

WHEREAS, the Company, the Former Trustee and the Trustee entered into an Instrument of Resignation, Appointment and Acceptance, dated as of April 12, 2017, whereby the Former Trustee resigned as trustee, and the Trustee was appointed, and accepted its appointment, as trustee under the Base Indenture;

WHEREAS, Section 10.01 of the Base Indenture provides, among other things, that a supplemental indenture may be entered into by the Company, the Guarantor and the Trustee, without notice to or the consent of any Holders, (i) to establish the terms of Securities of any series; and/or (ii) to make any change that does not materially and adversely affect the rights of any Holder of Securities outstanding prior to the date of such supplemental indenture;

WHEREAS, the Company and the Guarantor have requested the Trustee to join with it in the execution and delivery of this third supplemental indenture (the “Third Supplemental Indenture” and together with the Base Indenture, the “Indenture”) in order to supplement and amend the Indenture solely with respect to Securities issued on or after the date hereof; in no event will the provisions of this Third Supplemental Indenture affect the interests of the Holders of Securities of any series outstanding prior to the date of this Third Supplemental Indenture in any respect;

WHEREAS, the Company and the Guarantor have determined that this Third Supplemental Indenture complies with said Section 10.01, does not affect the interests of any Holders of Securities outstanding prior to the date of this Third Supplemental Indenture and does not require notice to or the consent of any Holders; and

WHEREAS, the Company and the Guarantor represent and warrant that all things necessary to make this Third Supplemental Indenture a valid agreement of the Company, the Guarantor and the Trustee, in accordance with the terms of the Indenture, and a valid amendment of and supplement to the Indenture have been done;

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company, the Guarantor and the Trustee hereby agree, for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. All definitions in the Indenture shall be read in a manner consistent with the terms of this Third Supplemental Indenture.

SECTION 1.02 Additional Definitions.

“Additional Amounts” has the meaning specified in Section 2.01 hereof.

“Taxes” has the meaning specified in Section 2.01 hereof.

ARTICLE II

AMENDMENTS TO THE INDENTURE

SECTION 2.01 Amendments to Section 4.05 Relating to Payment of Additional Amounts. Section 4.05 of the Base Indenture is amended and restated, with respect to Securities outstanding under series created on or after the date hereof, to read as follows:

Section 4.05 Payment of Additional Amounts. All payments of Principal and interest in respect of the Securities shall be free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of (i) the government of the United Kingdom or of any territory of the United Kingdom or by any authority or agency therein or thereof having the power to tax or (ii) the government of the United States or of any state or territory of the United States or by any authority or agency therein or thereof having the power to tax (collectively, “Taxes”), except to the extent such Taxes are required to be withheld or deducted by law or by the interpretation or administration thereof. If either the Company or the Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made in respect of the Securities, the Company or the Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as may be necessary such that the net amount received by each Holder (including such Additional Amounts) after such withholding or deduction shall not be less than the amount such Holder would have received if the Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(a) that would not have been imposed but for the existence of any present or former connection between such Holder or beneficial owner of the Securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom or the United States or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

(b) that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

(c) that are payable other than by withholding from payments of Principal of or interest on the Securities;

(d) that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes;

(e) that would not have been imposed but for the presentation of a Security (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

(f) that would not have been imposed if presentation for payment of the relevant Securities had been made to a Paying Agent other than the Paying Agent to which the presentation was made;

(g) that are imposed solely by reason of the Holder or beneficial owner owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote;

(h) that would not have been imposed but for a failure by the Holder or beneficial owner (or any financial institution through which the Holder or beneficial owner holds any Security through which payment on the Security is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the U.S. Internal Revenue Service or any other governmental authority) imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code as in effect on the date of issuance of the Notes or any successor or amended version of such provisions; or

(i) any combination of the foregoing clauses (a) through (h);

nor shall Additional Amounts be paid with respect to any payment of the Principal of or interest on any Security to any such Holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of the Security.

The Company shall maintain, in respect of Securities of each series outstanding, at least one Paying Agent located outside the United Kingdom.

The obligation of the Company or the Guarantor, as the case may be, to pay Additional Amounts if and when due will survive the termination of this Indenture and the payment of all amounts in respect of the Securities.

SECTION 2.02 Amendments to Section 3.02 Relating to Notice of Redemption and Partial Redemptions. Section 3.02 of the Base Indenture is amended as follows:

The reference to “30 days” in the first paragraph of Section 3.02 is hereby replaced with “15 days”.

The references to “45 days” in the sixth and seventh paragraphs of section 3.02 are hereby replaced with “30 days”.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.01 Trustee Makes No Representation. The recitals contained herein shall be taken as the statements of the Company and the Guarantor, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representation as to the validity of this Third Supplemental Indenture.

SECTION 3.02 Effect of the Third Supplemental Indenture. This Third Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and the Third Supplemental Indenture shall be read, taken and construed as one and the same instrument; provided, however, that any provision in this Third Supplemental Indenture which conflicts with any corresponding provision in the Indenture shall replace such conflicting terms in the Indenture in their entirety, to the extent that such terms relate to any Securities issued hereafter. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law.

SECTION 3.03 Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.04 Trust Indenture Act. The Company and the Guarantor hereby certify that this Third Supplemental Indenture conforms to the current requirements of the Trust Indenture Act.

SECTION 3.05 USA PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Law.

SECTION 3.06 Governing Law; Waiver of Jury Trial. The laws of the State of New York shall govern this Third Supplemental Indenture. Each of the Company, the Guarantor and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Third Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

GLAXOSMITHKLINE CAPITAL INC. as Issuer

By:	/s/ Sarah-Jane Chilver-Stainer
Name:	Sarah-Jane Chilver-Stairner
Title:	Group Treasurer

GLAXOSMITHKLINE PLC as Guarantor

By:	/s/ Sarah-Jane Chilver-Stainer
Name:	Sarah-Jane Chilver-Stairner
Title:	Group Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS
BY DEUTSCHE BANK NATIONAL TRUST COMPANY as Trustee

By:	/s/ Chris Niesz
Name:	Chris Niesz
Title:	Vice President

By:	/s/ Kathryn Fischer
Name:	Kathryn Fischer
Title:	Vice President